Exhibit 99.1

Methode Electronics, Inc. Announces Preliminary Financial Results for Fiscal 2022

Fourth Quarter and Full Year Fiscal 2022 Results to be Announced on Thursday, June 23, 2022

Chicago, IL – June 14, 2022 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting system and power distribution applications, today announced preliminary, unaudited financial results for the fiscal year ended April 30, 2022, and provided a preliminary outlook for fiscal year 2023.

“We delivered a record year for sales, our fifth in a row,” said Donald W. Duda, Methode Electronics President and Chief Executive Officer. “The Methode team continued to navigate market disruptions, supply chain constraints and other cost headwinds, but those challenges accelerated toward the end of the fourth quarter. As a result, we fell short of our earnings expectation.”

Mr. Duda continued, “Given the short-term nature of some of those headwinds and the strength of our award activity over the past two years, we expect continued sales growth as well as renewed earnings growth in fiscal 2023. I am also confident that our strong balance sheet will not only help us navigate the current environment but also positively position Methode for the eventual recovery phase of this global macroeconomic situation."

Preliminary Financial Results for Fiscal 2022

The company expects net sales of approximately $1,164 million for fiscal 2022, which would represent a 7 percent increase from the prior fiscal year. This compares to the previously provided net sales guidance range of $1,160 to $1,170 million.

During the fourth quarter of fiscal 2022, the company experienced a significant impact to its earnings performance due to market disruptions, supply chain constraints, and unanticipated expenses. The market disruptions included the unanticipated lockdowns in China due to COVID-19 and the extent of the weakness in European business activity due to the conflict in Ukraine. The ongoing supply chain constraints contributed to increased material and freight costs.

The company expects diluted earnings per share in the range of $2.68 to $2.72 for fiscal 2022. This expected range compares to the previously provided guidance range of $3.05 to $3.15.

The company’s expectations regarding full year fiscal 2022 results are based on preliminary unaudited information about the full year and are subject to revision. Although the full year is now completed, the annual year-end audit is still in process. Accordingly, as normal year-end closing and review processes are completed, actual results could differ from these preliminary results.

Preliminary Fiscal 2023 Full Year Guidance

For the fiscal year 2023, the company expects net sales to be in the range of $1,160 to $1,210 million and diluted earnings per share to be in a range of $2.70 to $3.10.

The preliminary guidance is subject to change due to a variety of factors including the impact from the COVID-19 pandemic, the ongoing semiconductor shortages, other supply chain disruptions, the conflict in Ukraine and both short and long-term supply chain rationalization and restructuring efforts.

Fourth Quarter and Full Year Fiscal 2022 Results Conference Call

The company will release its fourth quarter and full year fiscal 2022 results for the period ended April 30, 2022, on Thursday, June 23, 2022, before the market opens.

Following the release, the company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through July 7, 2022, by dialing 877-481-4010 and providing passcode 45561. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Impact from pandemics, such as the COVID-19 pandemic; 2) Dependence on the automotive and commercial vehicle industries; 3) Dependence on our supply chain, including semiconductor suppliers; 4) Dependence on a small number of large customers, including two large automotive customers; 5) Dependence on the availability and price of materials; 6) Failure to attract and retain qualified personnel; 7) Timing, quality and cost of new program launches; 8) Risks related to conducting global operations; 9) Ability to compete effectively; 10) Investment in programs prior to the recognition of revenue; 11) Ability to withstand pricing pressures, including price reductions; 12) Impact from production delays or cancelled orders; 13) Ability to successfully benefit from acquisitions and divestitures; 14) Ability to withstand business interruptions; 15) Breaches to our information technology systems; 16) Ability to keep pace with rapid technological changes; 17) Ability to protect our intellectual property; 18) Costs associated with environmental, health and safety regulations; 19) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 20) Impact from climate change and related regulations; 21) Ability to avoid design or manufacturing defects; 22) Recognition of goodwill and long-lived asset impairment charges; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Currency fluctuations; 25) Income tax rate fluctuations; 26) Judgments related to accounting for tax positions; 27) Adjustments to compensation expense for performance-based awards; 28) Timing and magnitude of costs associated with restructuring activities; and 29) Impact to interest expense from the replacement or modification of LIBOR.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030